Exhibit 99.1

Alight Reports Second Quarter 2021 Results

– Employer Solutions Revenue Increased 5.4% –

– Double-Digit Growth in Total Bookings and BPaaS Revenue –

– Raising Full-Year Outlook –

LINCOLNSHIRE, Ill. (BUSINESS WIRE) – Alight (NYSE: ALIT), a leading cloud-based provider of integrated digital human capital and business solutions, today reported results for the second quarter ended June 30, 2021.

“At Alight, we are powering human capital by bringing to market the first integrated employee benefits engagement platform, Alight Worklife, which drives improved outcomes and productivity through a personalized experience for our more than 30 million participants and their family members,” said Chief Executive Officer Stephan Scholl. “A little over one year into our technology-led transformation, we could not be more excited about our unique opportunity to support what we call the decade of the employee. Employers are realizing that their people sit at the heart of their own transformation, and they must accelerate their digital strategies to address the two most important issues for employees, staying healthy and becoming financially secure.”

Scholl continued: “Our results for the first half of 2021 were ahead of plan. Given our momentum coming out of the first half, and the expected acquisition of the Aon Retiree Health Exchange, we are raising our full-year 2021 outlook for both revenue and adjusted EBITDA.”

Second Quarter 2021 and Subsequent Highlights (all comparisons relative to second quarter 2020)

•	Total revenue increased 3.9% to $672 million, driven by a 5.4% increase in Employer Solutions revenue and a 3.4% increase in Professional Services Revenue

•	Business Process as a Service (“BPaaS”) revenue increased 19.0% to $94 million and represented 14.0% of total revenue

•	Operating income increased 211.1% to $56 million, net loss decreased to $4 million from $25 million and adjusted EBITDA increased to $145 million from $136 million

•	Total bookings increased 13.9% to $435 million and BPaaS bookings increased 287.1% to $240 million on a total contract value basis

•	Landed and expanded a number of new logos and existing clients, including Sartorius, ABN AMRO, Ledesma and GE Appliances (a Haier company)

•	Completed Business Combination Agreement with Foley Trasimene Acquisition Corp. and repaid more than 40% of total debt on July 2, 2021 and began trading on NYSE under ticker “ALIT” on July 6, 2021

Second Quarter 2021 Results

Consolidated Results

Total revenue increased 3.9% to $672 million for the three months ended June 30, 2021 from $647 million for the prior year period. The increase was driven by a 5.4% increase in Employer Solutions revenue and a 3.4% increase in Professional Services revenue, partially offset by a 38.9% decline in Hosted Business revenue.

In 2020, Alight began measuring revenue growth as it relates to the cloud-based products and solutions that are central to its Alight Worklife platform and next-generation product suite, BPaaS solutions. These products capitalize on the Company’s robust data combined with artificial intelligence (“AI”) and analytics to deliver greater employee engagement and employer outcomes. BPaaS products and services span across both the Employer Solutions and Professional Services segments of the business. For the three months ended June 30, 2021, BPaaS revenue increased 19.0% to $94 million from the prior year period and represented 14.0% of total revenue.

In addition, Alight also considers bookings, defined as total contract value for customer agreements executed in the period, to be a key indicator of future revenue growth and used as a metric of commercial activity by management and investors. For the three months ended June 30, 2021, total bookings increased 13.9% to $435 million and BPaaS bookings increased 287.1% to $240 million from the prior year period.

Gross profit, inclusive of depreciation and amortization, increased 16.0% to $217 million, or 32.3% of revenue, for the three months ended June 30, 2021 from $187 million, or 28.9% of revenue, in the prior year period. The increase in gross profit was primarily driven by revenue growth as discussed above and lower delivery expenses related to the Company’s cloud-based services and productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by increases in costs associated with the growth in current and future revenues.

Selling, general and administrative expenses decreased 6.3% to $105 million, or 15.6% of revenue, for the three months ended June 30, 2021 from $112 million, or 17.3% of revenue, in the prior year period. The decrease was primarily driven by lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by non-recurring professional expenses related to costs incurred in relation to the Company’s Business Combination Agreement completed in the third quarter of 2021 and higher costs related to investments in commercial functions.

Interest expense increased 15.1% to $61 million for the three months ended June 30, 2021 as compared to the prior year period. The increase was primarily due to incremental interest associated with the additional unsecured and secured senior notes issued in the second half of 2020.

As a result of the above factors, loss before income tax benefit was $6 million for the three months ended June 30, 2021 compared to $30 million for the three months ended June 30, 2020.

Income tax benefit was $2 million for the three months ended June 30, 2021, as compared to $5 million in the prior year period. The effective tax rate for the three months ended June 30, 2021 was approximately (34)% and was primarily driven by foreign and state income taxes in jurisdictions where the Company had operations that generated operating income or losses.

Segment Results

Employer Solutions

Employer Solutions are driven by Alight’s digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll.

Employer Solutions revenues increased 5.4% to $569 million for the three months ended June 30, 2021 as compared to $540 million for the prior year period. The increase was driven by a 5.5% increase in recurring revenues to $516 million as a result of net commercial activity and transitions from the Hosted Business to cloud-based services, and a 3.9% increase in project revenues to $53 million from the prior year period.

Employer Solutions Gross Profit increased 19.4% to $191 million, or 33.6% of Employer Solutions revenue, for the three months ended June 30, 2021 from $160 million, or 29.6% of Employer Solutions revenue, for the prior year period. The increase in gross profit was primarily due to revenue growth as discussed above and lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by increases in costs associated with growth of current and future revenues.

Employer Solutions Adjusted EBITDA increased 8.7% to $138 million, or 24.3% of Employer Solutions revenue, for the three months ended June 30, 2021, as compared to $127 million, or 23.5% of Employer Solutions revenue, for the prior year period. The increase was primarily due to increased operating leverage and lower delivery expenses from productivity initiatives, partially offset by increased investments in the commercial functions and technology.

Professional Services

Professional Services includes project-based cloud deployment and advisory work on human capital and financial platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

Professional Services total revenues increased 3.4% to $92 million for the three months ended June 30, 2021 as compared to $89 million for the prior year period. The increase was primarily driven by a 19.2% increase of recurring revenues to $31 million as a result of increases in net commercial activity, partially offset by a 3.2% decrease in project revenues to $61 million from the prior year period.

Professional Services Gross Profit of $26 million for the three months ended June 30, 2021 was flat with the prior year period. The revenue growth discussed above was offset by increases in costs associated with growth of current and future revenues.

Professional Services Adjusted EBITDA decreased 22.2% to $7 million for the three months ended June 30, 2021, as compared to $9 million for the prior year period. The decrease was primarily due to increased investments in the Company’s commercial functions.

Hosted Business

The Hosted Business provides on-premise management of hosted human capital management platforms, including Oracle. In 2014, Alight stopped actively pursuing new clients in the Hosted Business and have since successfully migrated a significant number of its Hosted clients to cloud-based solutions. The remaining Hosted agreements are schedule to expire in 2023 and the Company does not intend to renew such agreements or enter into any new Hosted Business agreements.

Hosted Business revenues were $11 million for the three months ended June 30, 2021 as compared to $18 million for the prior year period. The decrease of $7 million was due to transitions from the Hosted Business to cloud-based services and the wind down of this segment.

Hosted Business Gross Profit and Adjusted EBITDA was immaterial for the three months ended June 30, 2021.

Successful Business Combination, Balance Sheet Highlights and Other Subsequent Events

The Company and Foley Trasimene Acquisition Corp. (“FTAC”), a publicly traded special purpose acquisition company, successfully completed their business combination on July 2, 2021. Proceeds from the business combination and the related PIPE transaction were used to repay certain existing borrowings of the Company.

As of June 30, 2021, the Company’s cash and cash equivalents balance was $460 million, total debt was $4,072 million and total debt net of cash and cash equivalents was $3,612 million. In connection with the closing of the merger with FTAC, the Company repaid $1,786 million of debt, consisting of $556 million of term loan debt and $1,230 million of unsecured notes. As a result, and in conjunction with the business combination, the Company reduced its total debt by more than 40% to $2,351 million.

On July 29, 2021, the Company entered into a definitive agreement to acquire the Aon Retiree Health Exchange business from Aon plc. The transaction is expected to be completed during the fourth quarter of 2021 and remains subject to regulatory approvals and other customary closing conditions.

Business Outlook

Given the momentum in the first half of the year along with the planned closing of the Aon Retiree Health Exchange acquisition early in the fourth quarter, the Company is raising its full-year 2021 revenue and adjusted EBITDA outlook as follows:

•

Revenue growth to a range of 3%-5%, or $2.81 billion to $2.86 billion, which is expected to be weighted toward the fourth quarter. This compares to the Company’s previous full-year 2021 revenue growth outlook of approximately 1%, or $2.76 billion.

•

Adjusted EBITDA growth to a range of 8%-10%, or $610 million to $620 million. This compares to the previous full-year 2021 adjusted EBITDA growth outlook of approximately 6%, or $600 million. In addition, the Company’s updated full-year adjusted EBITDA outlook now includes estimated public company costs, whereas the Company’s previous adjusted EBITDA outlook excluded any estimates for public company costs.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s second-quarter 2021 financial results is scheduled for today, August 12, 2021, at 7:30 a.m. Central Time. Investors and analysts can participate on the conference call by dialing 1-877-407-0792 or 1-201-689-8263. Interested parties can also listen to a live webcast or replay of the conference call and access accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. The replay of the conference call webcast and accompanying presentation materials will be available on the investor relations website for approximately 90 days.

About Alight Solutions

With an unwavering belief that a company’s success starts with its people, Alight Solutions is a leading cloud-based provider of integrated digital human capital and business solutions. Leveraging proprietary AI and data analytics, Alight optimizes business process as a service (BPaaS) to deliver superior outcomes for employees and employers across a comprehensive portfolio of services. Alight allows employees to enrich their health, wealth and work while enabling global organizations to achieve a high-performance culture. Alight’s 15,000 dedicated colleagues serve more than 30 million employees and family members. Learn how Alight helps organizations of all sizes, including over 70% of the Fortune 100.

For more information, please visit www.alight.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance of Alight’s business, financial results, liquidity and capital resources and other non-historical statements, including the statements in the “Business Outlook” section of this press release. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to the level of business activity of our clients, risks related to the impact of the COVID-19 pandemic, including as a result of new strains or variants of the virus, competition in our industry, the performance of our information technology systems and networks, our ability to maintain the security and privacy of confidential and proprietary information and changes in regulation. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on August 2, 2021, as such factors may be updated from time to time in Alight’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Financial Statement Presentation

This press release includes certain historical consolidated financial and other data for Alight Holding Company, LLC (formerly known as Tempo Holding Company, LLC) (“Alight Holdings”) and its subsidiaries. In connection with the completion of our business combination transaction with FTAC on July 2, 2021, we undertook certain reorganization transactions so that substantially all of our assets and business are held by Alight Holdings, of which Alight, Inc. is the managing member.

Non-GAAP Financial Measures

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods. We believe Adjusted EBITDA provides visibility to our underlying operating performance by excluding the impact of certain items, including interest expense, income taxes, depreciation of fixed assets, amortization of intangible assets, share-based compensation, expenses related to restructuring and integration plan, and other adjustments, because management does not believe these expenses are representative of our core earnings. Additionally, Adjusted EBITDA less Capital Expenditures is a non-GAAP measure that is used by management and our stakeholders to evaluate our core operating performance. Reconciliations of the historical non-GAAP financial measures used in this press release are included in the attached tables. Reconciliations of projected non-GAAP measures included in the “Business Outlook” section of this press release are not included as they cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, we are unable to assess the probable significance of the unavailable information, which could have a material impact on our future GAAP financial results.

Alight Holdings

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per unit amounts)	2021	2020	2021	2020
Revenue	$672	$647	$1,361	$1,340
Cost of services, exclusive of depreciation and amortization	436	444	888	906
Depreciation and amortization	19	16	38	29

Gross Profit	217	187	435	405

Operating Expenses
Selling, general and administrative	105	112	222	236
Depreciation and intangible amortization	56	57	111	113

Total operating expenses	161	169	333	349

Operating Income	56	18	102	56
Interest expense	61	53	123	111
Other expense (income), net	1	(5)	9	(4)

Loss Before Income Tax Benefit	(6)	(30)	(30)	(51)
Income tax benefit	(2)	(5)	(5)	(5)

Net Loss	$(4)	$(25)	$(25)	$(46)

Net Loss Per Unit:
Basic	$(33.65)	$(196.81)	$(201.31)	$(368.90)

Diluted	$(33.65)	$(196.81)	$(201.31)	$(368.90)

Net Loss	$(4)	$(25)	$(25)	$(46)
Other comprehensive income (loss), net of tax:
Change in fair value of derivatives	6	(1)	23	(36)
Foreign currency translation adjustments	4	(5)	8	(21)

Total other comprehensive income (loss), net of tax:	10	(6)	31	(57)

Comprehensive Income (Loss)	$6	$(31)	$6	$(103)

Alight Holdings

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions)	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$460	$506
Receivables, net	486	532
Other current assets	165	163

Total Current Assets Before Fiduciary Assets	1,111	1,201
Fiduciary assets	1,015	1,030

Intangible assets, net	2,126	2,231
Goodwill	2,250	2,245
Intangible assets, net	1,634	1,733
Fixed assets, net	338	334
Deferred tax assets, net	5	5
Other assets	445	408

Total Assets	$6,798	$6,956

Liabilities and Members’ Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$336	$394
Current portion of long term debt	37	37
Other current liabilities	304	324

Total Current Liabilities Before Fiduciary Liabilities	677	755
Fiduciary liabilities	1,015	1,030

Long term debt	1,692	1,785
Long term debt	4,035	4,041
Other liabilities	380	447

Total Liabilities	$6,107	$6,273

Commitments and Contingencies (Note 16)
Members’ Equity
Members’ equity (123,700 and 123,700 A units, 1,817 and 1,800 A-1 units and 2,088 and 1,736 B units issued and outstanding, in each case, as of June 30, 2021 and December 31, 2020, respectively)	$854	$852
Retained deficit	(152)	(127)
Accumulated other comprehensive loss	(11)	(42)

Total Members’ Equity	$691	$683

Total Liabilities and Members’ Equity	$6,798	$6,956

Alight Holdings

Condensed Consolidated Statememts of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(in millions)	2021	2020
Cash flows from operating activities
Net loss	$(25)	$(46)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation	49	42
Intangible amortization expense	100	100
Noncash lease expense	10	16
Financing fee and premium amortization	9	10
Share-based compensation expense	5	4
Other	1	1
Change in assets and liabilities:
Receivables	51	38
Accounts payable and accrued liabilities	(45)	(34)
Other assets and liabilities	(97)	(111)

Cash provided by operating activities	$58	$20

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	3
Capital expenditures	(55)	(47)

Cash used for investing activities	$(55)	$(44)

Cash flows from financing activities
Net (decrease) increase in fiduciary liabilities	(15)	46
Members’ equity unit repurchase	(2)	(3)
Distributions of members’ equity	—	(1)
Borrowings from banks	110	401
Financing fees	—	(4)
Repayments to banks	(124)	(111)
Principal payments on finance lease obligations	(17)	(11)
Settlements of interest rate swaps	(14)	(7)
Tax payment for units withheld in lieu of taxes	(1)	(1)
Contingent consideration payments	(1)	(1)

Cash (used for) provided by financing activities	$(64)	$308

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(3)
Net (decrease) increase in cash, cash equivalents and restricted cash	(61)	281
Cash, cash equivalents and restricted cash at beginning of period	1,536	985

Cash, cash equivalents and restricted cash at end of period	$1,475	$1,266

Reconciliation of cash, cash equivalents, and restricted cash to the Consolidated Balance Sheets
Cash and cash equivalents	$460	$453
Restricted cash included in fiduciary assets	1,015	813

Total cash, cash equivalents and restricted cash	$1,475	$1,266

Alight Holdings

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Net Loss	$(4)	$(25)	$(25)	$(46)
Interest expense	61	53	123	111
Income tax benefit	(2)	(5)	(5)	(5)
Depreciation	25	23	49	42
Intangible amortization	50	50	100	100

EBITDA	130	96	242	202
Share-based compensation	3	2	5	4
Non-recurring professional expenses(1)	9	—	18	—
Transformation initiatives(2)	—	8	—	11
Restructuring	2	22	9	47
Other(3)	1	8	4	20

Adjusted EBITDA	$145	$136	$278	$284

(1)	Non-recurring professional expenses primarily includes external advisor costs related to the Company’s Business Combination Agreement completed on July 2, 2021.
(2)	Transformation initiatives in fiscal year 2020 includes expenses related to enhancing our data center.
(3)	Other primarily includes long-term incentive expenses and expenses related to acquisitions in fiscal year 2020.

Reconciliation of Adjusted EBITDA less Capital Expenditures to Cash provided by Operating Activities

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Cash provided by operating activities	$19	$34	$58	$20
Interest expense	61	53	123	111
Income tax benefit	(2)	(5)	(5)	(5)
Capital expenditures	(28)	(22)	(55)	(47)
Financing fee amortization and other non-cash items	(4)	(3)	(10)	(11)
Noncash lease expense	(6)	(8)	(10)	(16)
Non-recurring professional expenses	9	—	18	—
Transformation initiatives	—	8	—	11
Restructuring	2	22	9	47
Other	1	8	4	20
Change in operating assets and liabilities	65	27	91	107

Adjusted EBITDA less Capital Expenditures	$117	$114	$223	$237

Alight Holdings

Reconciliation of Segment Adjusted EBITDA to Loss Before Income Tax Benefit

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Employer Solutions	$138	$127	$274	$269
Professional Services	7	9	7	11
Hosted Business	—	—	(3)	4

Total of all reportable segments	145	136	278	284
Share-based compensation	3	2	5	4
Non-recurring professional expenses(1)	9	—	18	—
Transformation initiatives(2)	—	8	—	11
Restructuring	2	22	9	47
Other(3)	—	13	(5)	24
Depreciation	25	23	49	42
Intangible amortization	50	50	100	100

Operating Income	56	18	102	56
Interest expense	61	53	123	111
Other expense (income), net	1	(5)	9	(4)

Loss Before Income Tax Benefit	$(6)	$(30)	$(30)	$(51)

(1)	Non-recurring professional expenses primarily includes external advisor costs related to the Company’s Business Combination Agreement completed on July 2, 2021.
(2)	Transformation initiatives in fiscal year 2020 includes expenses related to enhancing our data center.
(3)	Other primarily includes long-term incentive expenses and expenses related to acquisitions in fiscal year 2020.

Alight Holdings

Other Select Financial Data

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions)	2021	2020	Change	2021	2020	Change
Segment Revenues
Employer Solutions:
Recurring revenue	$516	$489	5.5%	$1,049	$1,018	3.0%
Project revenue	53	51	3.9%	107	101	5.9%

Total Employer Solutions	569	540	5.4%	1,156	1,119	3.3%
Professional Services:
Recurring revenue	31	26	19.2%	60	50	20.0%
Project revenue	61	63	(3.2%)	124	129	(3.9%)

Total Professional Services	92	89	3.4%	184	179	2.8%
Hosted Business:
Recurring and total Hosted Business revenue	11	18	(38.9%)	21	42	(50.0%)

Total revenue	$672	$647	3.9%	$1,361	$1,340	1.6%

Segment Gross Profit
Employer Solutions	$191	$160	19.4%	$392	$353	11.0%
Professional Services	26	26	0.0%	46	47	(2.1%)
Hosted Business	—	1	N/M	(3)	5	(160.0%)

Total gross profit	$217	$187	16.0%	$435	$405	7.4%

Segment Gross Margin
Employer Solutions	33.6%	29.6%	400 bps	33.9%	31.5%	240 bps
Professional Services	28.3%	29.2%	(90) bps	25.0%	26.3%	(130) bps
Hosted Business	0.0%	5.6%	(560) bps	(14.3%)	11.9%	(2620) bps

Total gross margin	32.3%	28.9%	340 bps	32.0%	30.2%	180 bps

Segment Adjusted EBITDA
Employer Solutions	$138	$127	8.7%	$274	$269	1.9%
Professional Services	7	9	(22.2%)	7	11	(36.4%)
Hosted Business	—	—	N/M	(3)	4	(175.0%)

Total adjusted EBITDA(1)	$145	$136	6.6%	$278	$284	(2.1%)

Segment Adjusted EBITDA Margin
Employer Solutions	24.3%	23.5%	80 bps	23.7%	24.0%	(30) bps
Professional Services	7.6%	10.1%	(250) bps	3.8%	6.1%	(230) bps
Hosted Business	0.0%	0.0%	0 bps	(14.3%)	9.5%	(2380) bps

Total adjusted EBITDA margin	21.6%	21.0%	60 bps	20.4%	21.2%	(80) bps

Total Company excluding Hosted Business
Revenue	$661	$629	5.1%	$1,340	$1,298	3.2%
Gross profit	$217	$186	16.7%	$438	$400	9.5%
Gross margin	32.8%	29.6%	320 bps	32.7%	30.8%	190 bps
Adjusted EBITDA(1)	$145	$136	6.6%	$281	$280	0.4%
Adjusted EBITDA margin	21.9%	21.6%	30 bps	21.0%	21.6%	(60) bps

Other Key Statistics
Recurring revenue	$558	$533	4.7%	$1,130	$1,110	1.8%
BPaaS revenue	$94	$79	19.0%	$187	$160	16.9%
BPaaS revenue as % of total revenue	14.0%	12.2%	180 bps	13.7%	11.9%	180 bps
Total bookings(2)	$435	$382	13.9%	$762	$666	14.4%
BPaaS bookings(2)	$240	$62	287.1%	$280	$76	268.4%
BPaaS bookings as % of total bookings(2)	55.2%	16.2%	3900 bps	36.7%	11.4%	2530 bps
Free cash flow(3)	$117	$114	2.6%	$223	$237	(5.9%)

(1)	A table reconciling Adjusted EBITDA to the closest comparable GAAP measure appears above
(2)	Total bookings and BPaaS bookings are reported on a total contract value (TCV) basis
(3)	Free cash flow is defined as Adjusted EBITDA less capital expenditures

Contacts

Investors:

Alight Investor Relations

investor.relations@alight.com

Media:

MacKenzie Lucas

mackenzie.lucas@alight.com